Exhibit 99.1

News Release

Rayonier Announces the Election of Keith E. Bass to its Board of Directors
Election Fills Vacancy Following Resignation of John A. Blumberg

YULEE, FL — December 15, 2017 — Rayonier Inc. (NYSE:RYN) announced today that Keith E. Bass has been elected to its Board of Directors. Mr. Bass has also been appointed to serve on the Board's Compensation Committee and Nominating and Corporate Governance Committee.
Mr. Bass is currently managing partner of private investment firm Mill Creek Capital LLC and a member of the board of directors of Xenia Hotels and Resorts. Previously, Mr. Bass was President and CEO at WCI Communities, Inc. until February 2017, and he also served as President of Pinnacle Land Advisors, FL from 2011 to 2012. He received his bachelor's degree in business administration from North Carolina Wesleyan College in Rocky Mount, North Carolina.
Mr. Bass's election fills the vacancy that resulted from John A. Blumberg's resignation from the Board. Mr. Blumberg resigned on December 11, 2017 due to time constraints related to his other business interests.
“Keith brings invaluable and extensive expertise in the real estate industry,” said Richard D. Kincaid, Chairman of the Board. “He is an excellent addition to our Board of Directors and will provide valuable perspective as we continue to deliver on our long-term strategic objectives.”
Mr. Kincaid added, “We would also like to thank John for his significant contributions and dedication to the Board. We wish him well on his future endeavors.”
About Rayonier
Rayonier is a leading timberland real estate investment trust with assets located in some of the most productive softwood timber growing regions in the United States and New Zealand. As of September 30, 2017, Rayonier owned, leased or managed approximately 2.7 million acres of timberlands located in the U.S. South (1.90 million acres), U.S. Pacific Northwest (378,000 acres) and New Zealand (429,000 acres). More information is available at www.rayonier.com.
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Contacts:

Investors/Media
Mark McHugh
904-357-9100
investorrelations@rayonier.com

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1 Rayonier Way, Yulee, FL 32097 904-357-9100